                                                                  Exhibit (d)(2)

                            STOCKHOLDERS AGREEMENT


          THIS STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of July 24, 2001 by and among EA Engineering, Science, and Technology, Inc., a Delaware corporation (the "Company"), Loren D. Jensen ("Jensen"), the Melanie Ann Jensen Irrevocable Trust, the Allison Ann Jensen Irrevocable Trust and the Aaron Keith Jensen Irrevocable Trust (collectively, the "Jensen Family Trusts"), Ecolair LLLP, a Maryland limited liability limited partnership ("Ecolair" and, collectively, with Jensen and the Jensen Family Trusts, the "Jensen Interests"), and The Louis Berger Group, Inc., a New Jersey corporation ("Berger"). The Jensen Interests and Berger, together with other stockholders of the Company, who may become parties hereto, are referred to herein collectively as the "Stockholders" and individually as a "Stockholder."

          WHEREAS, each of the Stockholders owns the issued and outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), set forth opposite the Stockholder's name on Appendix I hereto;
                                                      ----------

          WHEREAS, Ecolair and Berger have formed EA Engineering Holdings, LLC (the "Parent"), a Delaware limited liability company formed for the special purpose of acquiring the outstanding Common Stock of the Company;

          WHEREAS, the Parent has formed a wholly owned corporate subsidiary under the laws of the State of the Delaware (the "Acquisition Subsidiary") to effect the purchase of the shares of the outstanding Common Stock of the Company;

          WHEREAS, the Company, Parent and the Acquisition Subsidiary have entered into a merger agreement (the "Merger Agreement") that provides for the acquisition of the outstanding Common Stock of the Company, subject to the terms and conditions contained therein;

          WHEREAS, the Stockholders desire to enter into this Agreement in order to provide, among other things, for certain mutual restrictions relating to the transfer of the Equity Securities (as hereinafter defined) and other rights and responsibilities as set forth herein; and

          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS

          For all purposes of this Agreement, certain capitalized terms specified in Exhibit A shall have the meanings set forth in Exhibit A, except as
             ---------                                      ---------
otherwise expressly provided.

2.   DIRECTORS OF THE COMPANY

     2.1. Board of Directors

          Each Stockholder (for so long as the Stockholder owns any Equity Securities of the Company) shall take or cause to be taken all action within its respective power and authority (including without limitation the voting of shares of Equity Securities held by it or the taking of action by consent with respect to the shares owned by it) as may be required:

               (1) to establish and maintain the authorized size of the Board of Directors of the Company at five (5) directors; to maintain the quorum requirements for actions of the Board of Directors at a majority of the entire number of directors (which must include at least one (1) director designated by Berger); and to maintain the voting requirements for actions of the Board of Directors at a majority of directors present at a meeting at which there is a quorum, except in respect of the matters as this Agreement, the Articles or the Bylaws of the Company may impose a greater voting requirement;

               (2) to cause to be elected to the Board of Directors of the Company (A) three (3) directors designated by the Jensen Interests, and (B) two
(2) directors designated by Berger;

               (3) to remove forthwith from the Board of Directors any director when removal is requested for any reason by the Stockholder group designating the election of the director pursuant to Section 2.1(2) above (each a "Designating Group"), with or without cause;

               (4) in the case of death, resignation or other removal as herein provided of the director, to elect another person designated by the respective Designating Group to fill the vacancy created thereby; and

               (5) to use its best efforts to prevent any action from being taken by the Board of Directors of the Company during the pendency of any vacancy due to death, resignation or removal of a director, unless the Designating Group shall have failed for a period of ten days after written notice of the vacancy to designate a replacement.

     2.2. Board Meetings

          Each Stockholder agrees to take, or cause the Board of Directors to take, all actions necessary to hold meetings of the Board of Directors at least once each calendar quarter in accordance with the Bylaws of the Company.

     2.3. Board Committees

          Each Stockholder further agrees to take, or to cause the Board of Directors to take, all actions necessary to cause any action establishing the duties or membership of any committee of the Board of Directors to be approved by at least three (3) directors (which must include at least one (1) director designated by Berger) and to cause each committee of the Board of Directors to consist of at least two (2) directors (which must include at least one (1) director designated by Berger).

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     2.4. Amendment to Certificate of Incorporation and Bylaws

          Each Stockholder further agrees to take, or to cause the Board of Directors to take, all of the actions necessary to cause the Certificate of Incorporation and Bylaws of the Company to be amended to the extent necessary to conform to, and to be consistent with this Agreement, including any amendments hereto.

3.   TRANSFER OF EQUITY SECURITIES; PREEMPTIVE RIGHTS

          Until the termination of this Agreement, the following restrictions shall apply to the Transfer of Equity Securities:

     3.1. Restrictions on Transfer of Shares by the Stockholders

          No Stockholder shall (during his lifetime, in the case of an individual) make any Transfer (as defined herein) of any Equity Securities now or hereafter held or acquired by it except in accordance with this Section 3 without first obtaining the prior written consent of each of the other Stockholders. No Transfer of Equity Securities in violation of this Agreement shall be made or recorded on the books of the Company, and any such Transfer shall be void and of no effect.

     3.2. Berger Ownership and Control

          Berger will not, and will cause its affiliates not to, acquire additional Equity Securities if doing so would have the effect of increasing Berger's aggregate percentage ownership of the Company above forty-nine percent (49.0%) without first obtaining the written consent of the Jensen Interests. Berger hereby covenants that it will not seek to exercise control over the management and operations of the Company other than through its ability to designate two members of the Company's Board of Directors. Notwithstanding the foregoing, Berger may acquire additional Equity Securities and thereby increase its percentage ownership of the Company without obtaining the written consent of the Jensen Interests if the acquisition occurs as a result of the exercise of the rights provided for in this Section 3.

     3.3. Rights of First Refusal and Tag-Along Rights

          3.3.1.  First Offer Rights

          In the event that a Stockholder (a "Transferor"), desires to Transfer for value Equity Securities (a "Sale of Shares") now or hereafter held or acquired by it, before the Transferor may effect a Sale of Shares, the Transferor first must make the offer(s) required by this Section 3.3 and the offer(s) must not have been accepted as provided in this Section 3.3. Notwithstanding the foregoing, this Section 3.3 shall not apply to (i) Transfers pursuant to Section 3.5 hereof, (ii) Transfers between Berger and the Jensen Interests, or (iii) Transfers among the Jensen Interests.

          3.3.2.  Offer

          Prior to effecting a Sale of Shares, the Transferor shall first deliver a written notice (the "Transfer Notice") to the Company and to each other Stockholder specifying (i) the name and address of the individual or entity to whom the Transferor wishes to Transfer any Equity Securities, (ii) the number and class or series of Equity Securities which the Transferor wishes to Transfer (the "Offered Shares"), (iii) the cash or other purchase price offered for the Equity Securities (the "Offer Price"), and (iv) any other terms and conditions of the Transfer. The Transfer Notice shall constitute an irrevocable offer by the Transferor to sell to each other Stockholder the Offered Shares at the price under the same terms and conditions contained in the Transfer Notice and pursuant to the terms of this Section 3.3.

          3.3.3.  Stockholder Rights

          The Stockholders shall have the right to purchase the Offered Shares. Within ten (10) Business Days following its receipt of the Transfer Notice, each other Stockholder shall notify the Company and the Transferor as to the number of the Offered Shares, if any, that it is electing to purchase (each notice being a "Stockholder Acceptance"). If the number of Offered Shares is less than the total number included in all Stockholder Acceptances, then the number of Offered Shares shall be allocated as nearly as practicable among the Stockholders pro-rata in proportion to the number of shares of Equity Securities (determined on an as-if converted basis with respect to all then-outstanding securities convertible into Common Stock) held by each such Stockholder. Each of the Stockholders shall have the right of over-subscription such that if any of the Stockholders fails to exercise the right to purchase its pro rata portion of the Offered Shares, the Transferor shall promptly notify each of the other Stockholders and each of the other Stockholders may purchase the non-purchasing Stockholder's portion, within ten (10) Business Days of the date of this subsequent notice from the Transferor, allocated as nearly as practicable among the Stockholders pro-rata in proportion to the number of shares of Equity Securities (determined on an as-if converted basis with respect to all then-outstanding securities convertible into Common Stock) held by each Stockholder. Each Stockholder Acceptance shall be deemed to be an irrevocable commitment to purchase from the Transferor that number of the Offered Shares which the Stockholders have elected to purchase pursuant to their Stockholder Acceptances.

          3.3.4.  Sale by Transferor

          If the Stockholders do not deliver to the Transferor the Stockholder Acceptances to purchase all of the Offered Shares or exercise Tag-Along Rights within the time frames set forth in Section 3.3.3 above, the Transferor (a) shall be under no obligation to sell any of the Offered Shares to the Stockholders, unless the Transferor so elects, and (b) may, within a period of 90 days from the date of the Transfer Notice, sell all, but not less than all, of the Offered Shares to one or more Third Parties (each a "Third Party Transferee"), for cash or other consideration substantially on the terms specified in the Transfer Notice; provided that if there is more than one Third
                                  -------- ----
Party Transferee, the Transferor in good faith must obtain binding and definitive commitments to purchase all the Offered Shares within the 90-day period before any sale to a Third Party Transferee of the Offered Shares may take place. Upon any such sale, the Third Party Transferee of the Offered Shares shall execute an agreement in form and substance satisfactory to the Stockholders pursuant to which the Third Party Transferee agrees that the Equity Securities it acquired from the Transferor are subject to the provisions of this
Section 3

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and otherwise agrees to become a party to this Agreement as a Stockholder. Any
Third Party Transferee to whom Offered Shares are Transferred pursuant to and in compliance with this Section 3.3 shall, upon consummation of such Transfer, be deemed a Stockholder. If the Transferor does not complete the sale of the Offered Shares within the 90-day period, the provisions of this Section 3 shall again apply, and no Transfer of Shares held by the Transferor shall be made otherwise than in accordance with the terms of this Agreement.

          3.3.5.  Closing

          The closing of purchases of Offered Shares by the Stockholders (or their designees) pursuant to this Section 3.3. shall take place within 90 days after the date of the Transfer Notice at 11:00 A.M. local time at the principal offices of the Company, or at such other date, time or place as the parties to the sale may agree. At least five (5) Business Days prior to the closing, the Stockholders shall notify the Transferor in writing of the name and number of purchasers and the portion of the Offered Shares to be purchased by the Stockholders. At the closing, the Transferor shall sell, transfer and deliver to each of the Stockholders participating in the purchase, full right, title and interest in and to the Offered Shares so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in the Certificate of Incorporation and this Agreement and applicable securities laws) and shall deliver to all participating Stockholders a certificate or certificates representing the Offered Shares sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer. Simultaneously with delivery of the certificates, each of the participating Stockholders shall deliver to the Transferor, in full payment of the purchase price of the Offered Shares purchased, (a) any cash consideration for the shares by wire transfer of immediately available funds to the bank and the account designated by the Transferor and/or (b) any non-cash consideration for the shares in person to the Transferor at Closing.

          3.3.6.  Assignment of Right of First Refusal

          A Stockholder may assign its right to purchase the Offered Shares pursuant to Section 3.3.3 hereof to either the Company or any other Stockholder, but to no other person or entity.

          3.3.7.  Tag-Along Rights

          To the extent any rights of first refusal are not exercised under this
Section 3.3 as to all the Offered Shares or the consideration in any proposed sale is other than cash or promissory notes, the Transferor proposing to effect a Sale of Shares shall afford the Stockholders the opportunity to participate in the sale with the Transferor (the "Tag-Along Right") with each such Stockholder (including the Transferor) participating in the sale pro-rata in proportion to the ownership of the Equity Securities by each of the Stockholders (determined on an as-if converted basis with respect to all then-outstanding securities convertible into Common Stock), and for the same consideration and otherwise on the same terms as specified in the Transfer Notice. In the event that any Stockholder shall propose a Sale of Shares, the Transferor shall provide written notice to the Company and the Stockholders in accordance with Section 3.3, and if the Stockholders intend to participate in the proposed sale, they shall state their intention to participate in the Stockholder Acceptance, as the case may be, delivered to the Transferor in accordance with Section 3.3.

     3.4. Obligation to Sell

          (1) In the event that the Company has received a proposal for any consolidation, merger, sale of all or substantially all of the Company's assets, recapitalization, sale of Equity Securities or other form of business combination in a bona fide arms length transaction with a Third Party (other than a public offering under the Act) (an "Acquisition Offer") and the Stockholders have approved the Acquisition Offer by the affirmative vote of at least two-thirds (2/3) of the outstanding voting Equity Securities (voting on an as-if converted basis with respect to all then-outstanding securities convertible into Common Stock), the Stockholders shall be obligated to, and shall, (a) Transfer to such Third Party all Equity Securities owned by such Stockholder, (b) if stockholder approval of the transaction is required, vote its Equity Securities in favor thereof and (c) take all other actions required in order to effectuate fully the transactions contemplated by such Acquisition Offer. The requirements of this Section 3.4 shall apply only in the event that
(a) the per share consideration to be received in the transaction contemplated by the Acquisition Offer is in excess of the applicable Threshold Price and (b) the consideration offered in the transaction contemplated by the Acquisition Offer consists of (i) cash, (ii) securities listed on an established national securities exchange or automated quotation system and registered under the Act or (iii) a combination thereof.

          (2) The obligations of the Stockholders pursuant to this Section 3.4 are subject to the satisfaction of the following conditions:

          (a) if any Stockholders of a class or series are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option; and

          (b) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction contemplated by the Acquisition Offer and no Stockholder shall be obligated to pay more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with the consummation of such transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for its sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder's liability for such expenses shall be capped at the total purchase price received by such Stockholder for its Equity Securities of the Company.

     3.5. Put Rights of the Jensen Interests

          At any time following the closing of the Tender Offer pursuant to which Acquisition Subsidiary has accepted for payment and purchased shares of Common Stock of the Company (the "Tender Offer Closing"), each of the Jensen Interests shall have the right to sell, and Berger shall have the obligation to purchase, all or any portion of the Equity Securities of the Company held by any of the Jensen Interests. Each of the Jensen Interests may exercise this right with regard to all or a part of the Equity Securities of the Company held by it by sending written notice to Berger requesting that Berger purchase its Equity Securities. The purchase price per share of Common Stock shall be the Put Price Per Share (as defined herein), subject to adjustment as indicated in the definition thereof. The closing of the transaction contemplated by this Section
3.5 shall occur at the Company's principal executive offices on a date agreed to by Berger and the Jensen Interest exercising such right, but the closing shall occur no later than thirty (30) days after Berger's receipt of the notice from the Jensen Interest pursuant to this Section 3.5. At the closing, the Jensen Interest exercising the put right pursuant to this Section 3.5 shall sell, transfer and deliver to Berger full right, title and interest in and to the Equity Securities to be purchased by Berger, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in the Certificate of Incorporation and this Agreement and applicable securities laws) and shall deliver to Berger a certificate or certificates representing the Equity Securities sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer. Simultaneously with delivery of the certificates, Berger shall deliver to the Jensen Interest exercising the put right pursuant to this Section 3.5, in full payment of the purchase price of the Equity Securities purchased, cash in an amount equal to the aggregate purchase therefor by wire transfer of immediately available funds to the bank and the account designated by the Jensen Interest. Berger shall deliver to the Jensen Interest exercising the put right pursuant to this Section 3.5, any adjustment to the Put Price Per Share, as determined in accordance with the definition thereof, cash in an amount equal to such adjustment by wire transfer of immediately available funds to the bank and account designated by the applicable Jensen Interest within five (5) calendar days of when the determination of such adjustment can first be made.

4.   ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY

     4.1. Books and Records

          The Company shall keep and maintain adequate and proper books and records of account, in which complete entries are made in accordance with generally accepted accounting principles consistently applied and in accordance with all applicable laws, rules and regulations, reflecting all financial and other transactions of the Company normally or customarily included in books and records of account of companies engaged in the same or similar businesses and activities as the Company.

     4.2. Access and Examination Rights

          The Company shall permit each Stockholder and any agents or representatives thereof to visit and inspect the properties of the Company, to examine and make abstracts from any of the Company's books and records (including agreements, licenses, and similar documents) at any reasonable time and as often as such Stockholder or such agents or representatives may reasonably request, and to discuss the business, operations, prospects, assets, properties, and condition (financial or otherwise) of the Company with any of the officers, directors, employees, agents, or representatives of the Company; provided, however, that such rights of access and examination shall be subject to such security or safety rules and regulations as the Company may have in effect from time to time that are applicable to all visitors to its facilities and to applicable laws and regulations, including those applying to classified material and facilities.

     4.3. Financial and Business Information

          The Company shall furnish to the Stockholders:

          (1) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows for the fiscal year, all prepared in reasonable detail, and certified by independent certified public accountants as presenting fairly the financial position of the Company and approved by the Board of Directors of the Company, including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year. The Company shall also provide the figures for such period set forth in the operating plan and budget delivered by the Company pursuant to subsection (3) hereof;

          (2) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year) in the case of quarterly statements and within 30 days after the close of each month of each fiscal year in the case of monthly statements, a copy of the unaudited balance sheet of the Company as of the end of the quarter or month and the related unaudited statements of income and cash flows of the Company for the periods commencing at the end of the previous quarter or month and ending at the end of the quarter or month and commencing at the beginning of the fiscal year and ending at the end of the quarter or month, in each case (a) setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the figures for the period set forth in the operating plan and budget delivered by the Company pursuant to subsection (3) hereof and (b) in the case of quarterly financial statements, accompanied by a report from the Company's Chief Financial Officer (or other member of management acting in such capacity) summarizing the Company's financial condition and results of operations during such period and in comparison to the periods set forth in (a) immediately preceding; and

     4.4. Defaults; Litigation

          The Company shall furnish to the Stockholders notifications of any material defaults under any of its contracts or agreements and copies of any litigation brought against the Company, including in each case, a detailed description thereof.

     4.5. Additional Information

          The Company shall furnish to the Stockholders such additional information as the Stockholders may reasonably request.

     4.6. Special Meetings

          The Stockholders agree that, upon a request by a Stockholder that a special meeting of the Company's stockholders be called, the other Stockholders will request the Company to call such a special meeting.

     4.7.  Stock Ownership

          Each of the Stockholders hereby represents that as of the date of this Agreement, it owns (free and clear of any liens) the number of issued and outstanding Equity Securities set forth opposite such Stockholder's name on Appendix I hereto.
----------

     4.8.  Status as a Small Business

          Until such time as the put rights of the Jensen Interests pursuant to
Section 3.5 shall be exercised in full, the Stockholders will take all action reasonably necessary to cause the Company to maintain its status as a "Small Business," as defined in the Small Business Investment Act of 1958, as amended, and the regulations thereunder.

     4.9.  [Intentionally Omitted]

     4.10. Protective Provisions

          Except upon the affirmative vote of at least two-thirds (2/3) of the outstanding voting Equity Securities (voting on an as-if converted basis with respect to all then-outstanding securities convertible into Common Stock) in the aggregate and given in writing or by vote at a meeting, the Company shall not take any of the following actions:

          (a) amend, repeal or change, directly or indirectly, any of the provisions of the Company's Certificate of Incorporation or Bylaws;

          (b) consolidate or merge with or into any other corporation or entity, or acquire or purchase all or substantially all of the assets of any other entity, including shares of stock or other evidences of beneficial ownership of other entities;

          (c) sell, lease, license, assign, pledge, transfer or otherwise dispose of all or substantially of its properties or assets;

          (d) voluntarily or involuntarily dissolve, liquidate or wind-up its affairs; and

          (e) enter into any business substantially different from the business currently engaged in by the Company.

     4.11. Publicity

          Each Stockholder hereby covenants and agrees that such Stockholder shall not, directly or indirectly, make any press release or public notice, announcement, or filing available to the public concerning the Company, its Stockholders, or its intended business without prior notice to and reasonable consultation with the other Stockholders, unless such notice and consultation is impracticable under applicable laws or governmental regulations. It is specifically recognized that Stockholders that are subject to the disclosure requirements of the Securities Exchange Act of 1934 or that are making offerings or distributions subject to the Securities Act of 1933 or other applicable laws governing disclosure may, from time to time, be required to make such releases, notices, announcements or filings without the opportunity for prior notice to or reasonable consultation with the other Stockholders.

     4.12. Confidentiality

          Each Stockholder (in its capacity as a Stockholder) hereby covenants and agrees that, unless each other Stockholder otherwise consent in advance in writing, and except as otherwise required by any applicable law or governmental regulation, such Stockholder shall not, directly or indirectly, disclose to anyone other than the Stockholders or the officers or directors of the Company any non-public information regarding this Agreement or the transactions contemplated hereby or the Stockholders or the business of the Company.

     4.13. Good Faith Operation of the Company

          In the event that the Put Price Per Share is calculated using the EBITDA for the twelve (12) full calendar months immediately preceding the Calculation Months, as required by the second sentence of the definition thereof, during the twelve (12) full calendar months immediately following the Calculation Months, Berger shall (i) operate the Company, as nearly as reasonably practicable, in the ordinary course of business and consistent with past practice and (ii) operate the business in good faith and without oppression so as to not deprive the Stockholders who exercised the put right pursuant to
Section 3.5 hereof of the reasonable benefits contemplated by the adjustment mechanism in the definition of Put Price Per Share.

     4.14. Company Stock Incentive Plan

          The Stockholders agree that, following the consummation of the transactions contemplated by the Merger Agreement, Berger shall set aside up to five percent (5%) of its stock of the Company for purchase by employees of the Company as a form of incentive compensation arrangement. The total number of shares set aside, the terms and conditions of the purchase transactions and the employees eligible to participate shall be decided by the Stockholders after the consummation of the Merger.

5.   REPRESENTATIONS AND WARRANTIES

     5.1.  Representatives and Warranties of Non-Individual Stockholders

           Each Stockholder that is a corporation, partnership, limited liability company or trust hereby represents and warrants to each other Stockholder as follows:

           5.1.1. Organization and Standing

           Such Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized. Such Stockholder has the corporate, partnership, limited liability company or trust power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

           5.1.2. Authorization

           Such Stockholder has taken all corporate, partnership, limited liability company or trust action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

           5.1.3. Absence of Violation

           Neither the execution and delivery of this Agreement, or of any document or instrument to be executed and delivered by such Stockholder pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will constitute a violation of, or default under, or conflict with, or require any consent under (other than a violation or default that has been waived or a consent that has been obtained), any term or provision of the certificate or articles of incorporation or bylaws, partnership agreement, certificate or articles of formation or limited liability company agreement or trust agreement of such Stockholder or any contract, commitment, indenture, lease, or other agreement to which such Stockholder is a party or by which such Stockholder or any of its assets is bound.

           5.1.4. Binding Obligation

           This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by such Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of such Stockholder, enforceable in accordance with its terms (with the aforesaid exceptions).

     5.2.  Representations and Warranties of Individual Stockholders

           Each Stockholder who is an individual hereby represents and warrants to the Company and each other Stockholder as follows:

           5.2.1. Power and Authority

           The Stockholder has the legal capacity and all other necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

           5.2.2. Absence of Violation

           Neither the execution and delivery of this Agreement, or of any document or instrument to be executed and delivered by such Stockholder pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will constitute a violation of, or default under, or conflict with, or require any consent under (other than a violation or default that has been waived or a consent that has been obtained), any term or provision of any contract, commitment, indenture, lease, or other agreement to which such Stockholder is a party or by which such Stockholder or any of his assets is bound.

          5.2.3.  Binding Obligation

          This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by such Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of such Stockholder, enforceable in accordance with its terms (with the aforesaid exceptions).

     5.3. Representatives and Warranties of the Company

          The Company hereby represents and warrants to each Stockholder as follows:

          5.3.1. Organization and Standing

          The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          5.3.2. Authorization

          The Company has taken all corporate action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

          5.3.3. Absence of Violation

          Neither the execution and delivery of this Agreement, or of any document or instrument to be executed and delivered by the Company pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will constitute a violation of, or default under, or conflict with, or require any consent under (other than a violation or default that has been waived or a consent that has been obtained), any term or provision of the Certificate of Incorporation or bylaws of the Company or any contract, commitment, indenture, lease, or other agreement to which the Company is a party or by which the Company or any of its assets is bound.

          5.3.4. Binding Obligation

          This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable in accordance with its terms (with the aforesaid exceptions).

6.   MISCELLANEOUS

     6.1. Legend

          The Stockholders shall cause the certificates or other evidence representing the Equity Securities held by the Stockholders to bear a legend (the "Legend") in substantially the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws. The voting rights with respect to, and sale or other disposition of, the securities represented by this certificate are restricted by and subject to the provisions of a Stockholders' Agreement dated as of July 24, 2001, a copy of which is available for inspection at the offices of the Company.

     6.2. Specific Performance

          With respect to the terms of this Agreement, in addition to any other remedies which the Stockholders may have at law or in equity, each Stockholder hereby acknowledges the harm which might result to the other Stockholders from breaches by it of its obligations to take all necessary actions with respect to the rights and obligations set forth in this Agreement cannot be adequately compensated by damages. Accordingly, each Stockholder agrees that the parties to this Agreement shall have the right to have all obligations and undertakings set forth in this Agreement specifically performed by each other party to this Agreement and that any Stockholder shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

     6.3. Effectiveness and Termination

          (a) This Agreement is effective for all purposes upon the acquisition of shares of Common Stock of the Company pursuant to the Tender Offer contemplated by the Merger Agreement and if the consummation of the acquisition of the shares of Common Stock of the Company pursuant to the Tender Offer contemplated by the Merger Agreement has not been consummated by December 1, 2001, this Agreement shall be void and of no force and effect. In addition, this Agreement shall terminate, and all agreements, covenants and obligations of the parties hereunder shall become wholly void and of no effect, upon the first to occur of (i) the closing date of a Qualified Public Offering, (ii) the closing date of a Change of Control Transaction, (iii) written agreement of all of the Stockholders to terminate this Agreement and (iv) the occurrence of any event which reduces the number of Stockholders to one.

          (b) When effective, this Agreement shall apply with respect to all Equity Securities of the Company owned by each of the Stockholders at the time of the effectiveness of this Agreement and any other Equity Securities acquired or received by such Stockholder as long as this Agreement is in effect.

     6.4.  Assignment

          No Stockholder shall assign this Agreement or its rights or obligations hereunder, in whole or in part, whether by operation of law or otherwise, unless (a) such person shall have obtained the prior written consent of all the other parties, (b) such assignment is in connection with a Transfer of Equity Securities pursuant to Section 3 hereof, (c) such assignment is pursuant to a transfer contemplated by provision (b) of the definition of "Transfer," or (d) such assignment consists solely of the rights to purchase Equity Securities from a Transferor pursuant to Section 3.3.3 hereof and the assignee of such rights is the Company as contemplated by Section 3.3.6 hereof. Any purported assignment of this Agreement contrary to the terms hereof shall be null and void and of no force and effect.

     6.5.  Entire Agreement; Amendment

          This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Stockholders.

     6.6.  Waiver

          No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     6.7.  No Third Party Beneficiaries

          It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     6.8.  Binding Effect

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     6.9.   Governing Law

           This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

     6.10.  Notices

           All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy as follows:

           (i)   If to the Company:
                 EA Engineering, Science, and Technology, Inc.
                 11019 McCormick Road
                 Hunt Valley, MD 21031
                 Telecopy No.: (410) 771-1812
                 Attention: Loren D. Jensen

           with a copy (which shall constitute notice) to:
                              -----

                 Semmes, Bowen & Semmes
                 250 W. Pratt Street
                 Baltimore, Maryland 21201
                 Telecopy No.: (410) 539-5223
                 Attention: Cleaveland D. Miller

           (ii)  If to Jensen:

                 Loren D. Jensen
                 c/o EA Engineering, Science, and Technology, Inc. 11019 McCormick Road
                 Hunt Valley, MD 21031
                 Telecopy No.: (410) 771-1812

           with a copy (which shall not constitute notice) to:
                              ---------

                 Hogan & Hartson L.L.P.
                 111 S. Calvert Street, Suite 1600
                 Baltimore, MD 21202
                 Telecopy No.: (410) 539-6981
                 Attention: Walter G. Lohr, Jr.

           (iii) If to the Jensen Family Trusts:

                 c/o Ecolair LLP
                 11019 McCormick Road, Suite 250

                 Hunt Valley, MD 21031
                 Attention: Trustee
                 Telecopy No.: (410) 527-3502

           (iv)  If to Ecolair:

                 Ecolair LLLP
                 11019 McCormick Road, Suite 250
                 Hunt Valley, MD 21031
                 Telecopy No.: (410) 527-3502
                 Attention: Loren D. Jensen

                 with a copy (which shall not constitute notice) to:
                                    ---------

                 Hogan & Hartson L.L.P.
                 111 S. Calvert Street, Suite 1600
                 Baltimore, MD 21202
                 Telecopy No.: (410) 539-6981
                 Attention: Walter G. Lohr, Jr.

           (v)   If to Berger:

                 The Louis Berger Group, Inc.
                 100 Halsted Street
                 East Orange, New Jersey 07018
                 Telecopy No.: (973) 672-4284
                 Attention: Derish M. Wolff

           (vi)  If to any other Stockholder:
                 To the name and address set forth on the books and records of the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed, transmitted or telecopied in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     6.11. Execution in Counterparts

          To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     6.12. Expenses

          Each party shall pay his or its own expenses incident to the preparation and negotiation of this Agreement, including all legal fees and disbursements.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Stockholders Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                        EA Engineering, Science, and
                                        Technology, Inc.


                                        By:/s/ David S. Santoro
                                           --------------------
                                        Name: David S. Santoro
                                        Title: Senior Vice President


                                        /s/ Loren D. Jensen
                                        -------------------
                                        Loren D. Jensen, Ph.D.

                                        Melanie Ann Jensen Irrevocable Trust


                                        By: /s/ Allison Ann Jensen
                                            ----------------------
                                            Allison Ann Jensen, Trustee


                                        Allison Ann Jensen Irrevocable Trust


                                        By:/s/ Aaron Keith Jensen
                                           ----------------------
                                               Aaron Keith Jensen, Trustee


                                        Aaron Keith Jensen Irrevocable Trust


                                        By: /s/ Melanie Ann Jensen-Ney
                                            --------------------------
                                              Melanie Ann Jensen-Ney, Trustee

                                        Ecolair LLLP


                                        By:/s/ Loren D. Jensen
                                           -------------------
                                        Name: Loren D. Jensen, Ph.D.
                                        Title: Its General Partner


                                        The Louis Berger Group, Inc.


                                        By: /s/ Leon A. Marantz
                                            -------------------
                                        Name: Leon A. Marantz
                                        Title: Chairman of the Finance Committee

                                   EXHIBIT A
                          TO STOCKHOLDERS' AGREEMENT
                           DATED AS OF JULY 24, 2001
                           -------------------------

DEFINITIONS

         "Act" shall mean the Securities Act of 1933, as amended.

         "Agreement" shall mean this Stockholders' Agreement.

         "Business Day" shall mean Monday through Friday and shall exclude any federal or banking holidays observed in New York City.

         "Calculation Months" shall mean the twelve (12) full calendar months immediately preceding the closing of the put option transaction pursuant to
Section 3.5 hereof.

         "Change of Control Transaction" shall mean any of the following: (a) a merger or consolidation of the Company into or with any Third Party where the stockholders of the Company immediately prior to such merger or consolidation possess less than a majority of the voting securities of the surviving entity immediately after such merger or consolidation; (b) a single transaction or a series of transactions, whether or not such transactions are related, in which the stockholders of the Company immediately prior to such transaction or first of such series of transactions possess less than a majority of the Company's voting securities immediately after such transaction or series of such transactions (provided that a Qualified Public Offering having such effect shall not be a "Change of Control Transaction"); or (c) a single transaction or series of transactions, whether or not such transactions are related, pursuant to which a Third Party acquires all or substantially all of the Company's assets determined on a consolidated basis.

         "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

         "Company" shall mean EA Engineering, Science, and Technology, Inc., a Delaware corporation, or any successor thereto.

         "EBITDA" shall mean the Company's net income or loss before interest expense, taxes, depreciation and amortization, discontinued operations, non-recurring charges, extraordinary items and any changes in accounting practices, all as determined in accordance with GAAP. For purposes of determining EBITDA, Jensen's annual compensation shall be deemed to be $250,000, regardless of his actual compensation during any applicable period.

         "Effective Date" shall mean the date on which the Agreement is effective.

         "Equity Securities" shall mean the Common Stock and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, or any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Net Funded Debt" shall mean all of the indebtedness of the Company, excluding accounts payable and accrued expenses incurred in the ordinary course of business, that is formalized by the issuance of written bank, bond or note obligations of the Company less the value of any cash, cash equivalents or marketable securities of the Company at the time of such determination. For purposes hereof, the amount of Net Funded Debt is determined at the close of business on the day immediately preceding the closing of the exercise of the put right pursuant to Section 3.5 hereof.

         "Put Price Per Share" shall mean the greater of (i) the Tender Offer Price and (ii) the calculation determined by (1) multiplying the Company's EBITDA during the Calculation Months by six (6), (2) subtracting therefrom the Net Funded Debt and (3) dividing such difference by the number of shares of Common Stock outstanding at the time of the exercise of the put right pursuant to Section 3.5 hereof determined on a fully-diluted basis. Notwithstanding the foregoing, in the event that the EBITDA for the Calculation Months exceeds 150% of the EBITDA for the twelve (12) full calendar months immediately preceding the Calculation Months, then the EBITDA amount to be used in the calculation in the preceding sentence shall equal the sum of (i) 150% of the EBITDA for the twelve
(12) full calendar months immediately preceding the Calculation Months and (ii) one-half of the amount that the EBITDA for the Calculation Months exceeds 150% of the EBITDA for the twelve (12) full calendar months immediately preceding the Calculation Months, provided, however, that if the Put Price Per Share is
                    -----------------
calculated using this sentence and the EBITDA for the twelve (12) full calendar months immediately following the Calculation Months is equal to or greater than the EBITDA for the Calculation Months, the Put Price Per Share shall be recalculated on the basis of the EBITDA for the Calculation Months and such recalculation shall constitute a post-closing adjustment to the Put Price Per Share.

         "Qualified Public Offering" shall mean the public sale of any equity securities of the Company under the Act through a nationally recognized underwriter in which the Company's aggregate net proceeds realized from the offering are at least $30 million, at an offering price per share equal to or greater than the Threshold Price.

         "Tender Offer" shall mean the tender offer by the Acquisition Company to acquire the outstanding Common Stock of the Company.

         "Tender Offer Price" shall mean the price pursuant to which the Acquisition Company has purchased certain or all of the outstanding Common Stock of the Company pursuant to the Tender Offer.

         "Third Party" shall mean any person or entity excluding each of the following: (a) the Company and any affiliate or associate of the Company; or
(b) each of the Stockholders and any of their respective successors, officers, directors, affiliates or associates, and partners (limited and general).

         "Threshold Price" shall mean three times the Tender Offer Price Per Share.

         "Transfer" means the sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance, but shall not include: (a) a transfer by any Stockholder pursuant to the terms of a merger or acquisition agreement to which the Company is a party and which involves all of the Company's Equity Securities; (b) a transfer by a Stockholder to such Stockholder's parents, spouse, children or grandchildren, or to trustees or custodians for their benefit or any entity controlled by any of such persons solely for estate planning purposes or upon the death of the Stockholder, provided that the transferees shall hold the Equity Securities subject to the
-------- ----
terms of this Agreement and, as a condition precedent to such transfers, shall be required to execute and deliver this Agreement; or (c) a transfer by a Stockholder in a public offering registered under the Act.